Exhibit 99-1

 ADDITIONAL NAMED INSURED RIDER

In consideration of the premium paid for the bond, it is understood and agreed that Item 1. of the Declarations is amended to include the following persons or entities as Named Insureds under the bond: Curian Variable Series Trust

All other terms and conditions of the Bond remain unchanged.

This rider, which forms a part of and is for attachment to the Bond issued by the designated Insurers, takes effect on the effective date of said Bond at the hour stated in said Bond, unless another effective date is shown below, and expires concurrently with said Bond.

GSL54766XX (1-12)	Policy No:	425346582
Page 1	Endorsement No:	6
Continental Casualty Company	Effective Date:	11/30/2011
Insured Named: Curian Series Trust

AMENDED LIMITS OF LIABILITY RIDER
(MID-TERM INCREASE)

In consideration of the premium paid for the bond, it is understood and agreed that as of 11/30/2011 Item 3. of the Declarations is amended as follows:

1. The Limit of Liability is increased to $3,000,000 per loss.

2. The specific limits of the following specified INSURING CLAUSES, if any, are increased as follows:

INSURING CLAUSE	LIMIT OF LIABILITY	DEDUCTIBLE
Fidelity – Blanket	$3,000,000	$10,000
Premises	$3,000,000	$10,000
Transit	$3,000,000	$10,000
Forgery or Alteration	$3,000,000	$10,000
Securities	$3,000,000	$10,000
Counterfeit Currency	$3,000,000	$10,000
Computer Systems Fraud	$3,000,000	$10,000
Voice Initiated Transfer Fraud	$3,000,000	$10,000
Telefacsimile Transfer Fraud	$3,000,000	$10,000
Unauthorized Signature	$3,000,000	$10,000
Uncollectible Items of Deposit	$25,000	$5,000
Audit Expense	$25,000	$5,000

3. If N/A is indicated in either Paragraph 1 or Paragraph 2 of this Rider, then the relevant limit contained in the Declarations shall continue to apply.

4. All other provisions of Item 3. of the Declarations remain unchanged.

All other terms and conditions of the Bond remain unchanged.

This rider, which forms a part of and is for attachment to the Bond issued by the designated Insurers, takes effect on the effective date of said Bond at the hour stated in said Bond, unless another effective date is shown below, and expires concurrently with said Bond.

GSL54767XX (1-12)	Policy No:	425346582
Page 1	Endorsement No:	7
Continental Casualty Company	Effective Date:	11/30/2011
Insured Named: Curian Series Trust

EXTENSION OF POLICY PERIOD

In consideration of the additional premium of $2,100, it is agreed that the Policy expiration date set forth in Item 2 of the Declarations is deleted and replaced by the following Policy expiration date: 9/1/2012. This extension of the Policy Period shall not increase the Insurer's maximum aggregate Limit of Liability for Loss under the Policy.

All other provisions of the Policy remain unchanged.

This endorsement, which forms a part of and is for attachment to the following described Policy issued by the designated Insurers takes effect on the effective date of said Policy, unless another effective date is shown below, at the hour stated in said Policy and expires concurrently with said Policy.

Countersigned by

Authorized Representative

CNA INSURANCE COMPANIES
FIG-1644-A (ED. 07/31/96)